Exhibit 99.1

FOR IMMEDIATE RELEASE

Jon L. Gorney Appointed To First Commonwealth Financial Corporation

Board of Directors

Indiana, Pa., December 3, 2012—First Commonwealth Financial Corporation today announced the appointment of Jon L. Gorney to its Board of Directors. Mr. Gorney is a 37-year veteran of the financial services industry, having served most recently as Executive Vice President at PNC Financial Services Group. Mr. Gorney joined PNC through the acquisition of National City Corporation and co-chaired the company-wide integration of the two institutions.

David S. Dahlmann, Chairman of the Board of First Commonwealth Financial Corporation, noted, “We are extremely pleased to welcome Jon Gorney to our Board. First Commonwealth is fortunate to have someone with Jon’s distinguished credentials and extensive financial experience providing oversight and governance for our organization. His expertise in the areas of technology and operations will be a tremendous resource as we strive to serve our customers in the most efficient manner possible.”

In accepting his Board appointment, Mr. Gorney stated, “I look forward to the opportunity to be a part of the future growth and success of First Commonwealth. The momentum that the company has generated over the last several quarters is an encouraging sign as we look ahead.”

Mr. Gorney began his banking career with National City Corporation, where he performed numerous roles including leading the company’s operations and information services functions. Mr. Gorney also served as Chairman & CEO of National Processing Company, the second largest merchant card processor in the industry, of which National City was a majority shareholder.

Following National City’s acquisition by PNC, Mr. Gorney served as a member of PNC’s executive and management committees and was responsible for the leadership and development of a single operating organization. Mr. Gorney retired from PNC in June 2010.

Mr. Gorney received his Bachelor of Science degree in Computer Science from the University of Dayton.

About First Commonwealth Financial Corporation:

First Commonwealth Financial Corporation is a $6.0 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 112 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Contact:

Susie Barbour

Media Relations Supervisor

724-463-5618

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